AEP Reports 2012 Fourth-Quarter and Year-End Earnings

COLUMBUS, Ohio, Feb. 15, 2013 /PRNewswire/ --

  Fourth-quarter earnings $0.05 per share GAAP and $0.50 per share operating; difference primarily due to Ohio plant impairments and restructuring charges
  2012 year-end earnings $2.60 per share GAAP and $3.09 per share operating
  Continued discipline around controlling costs
  John W. Turk Jr. coal-fueled generation plant on line in December 2012

AMERICAN ELECTRIC POWER Preliminary, unaudited results

	Fourth quarter ended Dec. 31			Year-to-date ended Dec. 31
	2012	2011	Variance	2012	2011	Variance
Revenue ($ in billions)	3.6	3.4	0.2	14.9	15.1	(0.2)
Earnings ($ in millions):
GAAP	21	308	(287)	1,259	1,941	(682)
Operating	242	194	48	1,497	1,504	(7)
EPS ($):
GAAP	0.05	0.64	(0.59)	2.60	4.02	(1.42)
Operating	0.50	0.40	0.10	3.09	3.12	(0.03)
EPS based on 485mm shares Q4 2012, 483mm in Q4 2011, 485mm in YTD 2012 and 482mm in YTD 2011

American Electric Power (NYSE: AEP) today reported fourth-quarter 2012 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $21 million or $0.05 per share, compared with $308 million or $0.64 per share in 2011. Operating earnings (excluding special items) for fourth-quarter 2012 were $242 million or $0.50 per share, compared with fourth-quarter 2011 operating earnings of $194 million or $0.40 per share.

GAAP earnings for year-end 2012 were $1.259 billion or $2.60 per share, compared with $1.941 billion or $4.02 per share in 2011. Operating earnings for 2012 were $1.497 billion or $3.09 per share, compared with $1.504 billion or $3.12 per share in 2011.

For the year, operating earnings were $238 million or $0.49 per share higher than GAAP earnings due to the following items (net of tax): Ohio plant impairments of $184 million, or $0.38 per share; a $9 million adjustment associated with the Texas cost cap on the construction of the John W. Turk Jr. (Turk) coal-fueled power plant, or $0.02 per share; and a $30 million charge associated with AEP's cost restructuring efforts, or $0.06 per share. In addition, in 2012, AEP recognized a $15 million tax provision, or $0.03 per share, associated with UK windfall taxes. All of the differences between 2012 operating and GAAP earnings occurred in fourth-quarter 2012 with the exception of the Turk adjustment, which occurred in third-quarter 2012, and $8 million of the restructuring charge recorded in second-quarter 2012.

A full reconciliation of 2012 and 2011 GAAP earnings with operating earnings for the quarter and year to date is included in tables at the end of this news release.

"In spite of considerable challenges in 2012, including extended regulatory uncertainty in Ohio, lagging demand growth and several unprecedented storms, we provided solid financial results for our shareholders and safely delivered reliable, affordable electricity for the benefit of our customers," said Nicholas K. Akins, president and chief executive officer. "I'm particularly proud that our employees remained focused throughout the year and completed 2012 with no fatalities and record-low injury rates, while maintaining effective cost controls.

"Our operating earnings for the fourth quarter and the year were in line with results from last year despite sluggish demand growth and the negative impact of customer switching in Ohio. AEP shareholders received an 8.22 percent total shareholder return in 2012, including dividends – well above the total shareholder return of negative 0.55 percent for the S&P 500 Electric Utilities Index," Akins said. "We took advantage of available, low-priced debt capital and replaced all of our parent debt at more attractive rates. We further strengthened our financial position by reducing our post-employment benefit liability and increasing the funding of our qualified pension plan to 92 percent.

"We made significant progress reducing regulatory uncertainty. With the receipt of an Electric Security Plan order in Ohio, we have a clear path for corporate restructuring in the state. We've filed for corporate separation and transfer of our Ohio generation assets to our competitive generation entity and other operating companies and expect to fully separate our Ohio generation from our Ohio utility operations at the end of 2013," Akins said.

"We delivered earnings improvement each quarter in 2012 from our transmission business, and we benefited from successful rate proceedings in several jurisdictions. We also continued our legacy of generation leadership by bringing on line two new power plants in 2012, the 580-megawatt combined-cycle natural gas Dresden Plant and the 600-megawatt Turk Plant, the first ultra-supercritical coal plant in the United States," Akins said.

EARNINGS GUIDANCE

Simultaneous with today's earnings release, management established 2013 operating earnings guidance of $3.05 to $3.25 per share. In providing operating earnings guidance, there could be differences between operating earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY OF RESULTS BY SEGMENT $ in millions

GAAP Earnings	4Q 12	4Q 11	Variance	YTD 12	YTD 11	Variance
Utility Operations	79	289	(210)	1,296	1,914	(618)
Transmission Operations	12	11	1	43	30	13
AEP River Operations	4	22	(18)	15	45	(30)
Generation and Marketing	3	(6)	9	7	14	(7)
All Other	(77)	(8)	(69)	(102)	(62)	(40)
Total GAAP Earnings	21	308	(287)	1,259	1,941	(682)

Operating Earnings	4Q 12	4Q 11	Variance	YTD 12	YTD 11	Variance
Utility Operations	283	175	108	1,517	1,455	62
Transmission Operations	13	11	2	44	30	14
AEP River Operations	4	22	(18)	15	45	(30)
Generation and Marketing	3	(6)	9	7	14	(7)
All Other	(61)	(8)	(53)	(86)	(40)	(46)
Total Operating Earnings	242	194	48	1,497	1,504	(7)
A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

Operating earnings from Utility Operations for fourth-quarter 2012 and the year increased in comparison with the same periods in 2011 by $108 million and $62 million, respectively. This reflects the positive impact of successful rate proceedings and lower spending as a result of cost-containment efforts, offset by lost earnings due to customer switching in Ohio, higher storm restoration costs and milder temperatures in relation to last year. The difference between GAAP and operating earnings for the fourth quarter and the year relates primarily to the Ohio plant impairments and restructuring costs discussed above.

Operating earnings from AEP River Operations for fourth-quarter 2012 and the year were $18 million and $30 million lower, respectively, than for the same periods in 2011 primarily due to the 2012 drought, which had significant impacts on river conditions and crop yields, resulting in reduced grain exports.

Operating earnings from All Other during fourth-quarter 2012 and the year decreased primarily due to costs associated with the early retirement of parent debt in fourth-quarter 2012. The difference between GAAP and operating earnings for fourth-quarter 2012 and the year relates to the previously discussed UK windfall tax provision recorded in fourth-quarter 2012.

OPERATING MARGIN FROM UTILITY OPERATIONS $ in millions

	4Q 12	4Q 11	Variance	YTD 12	YTD 11	Variance
East Regulated Integrated Utilities	751	617	134	2,991	2,749	242
Ohio Power Company	605	558	47	2,456	2,657	(201)
West Regulated Integrated Utilities	291	297	(6)	1,396	1,408	(12)
Texas Wires	149	146	3	642	648	(6)
Off-System Sales	49	50	(1)	324	343	(19)
Transmission Revenue - 3rd Party	133	106	27	500	417	83
Other Operating Revenue	121	121	0	506	523	(17)
Utility Margin	2,099	1,895	204	8,815	8,745	70
Margin represents total revenues less the related direct cost of fuel, including consumption of chemicals and emissions allowances and purchased power.

Retail Sales – Retail margins for fourth-quarter 2012 and the year were $178 million and $23 million higher, respectively, than for the same periods in 2011. In the fourth quarter of 2012, we experienced colder weather in our eastern service territories compared with the same period last year and the continuing favorable impact of rate decisions, offset by lost margins from customer switching in Ohio. The increase for the year is a result of the continued favorable impact of rate decisions, offset by customer switching in Ohio and unfavorable weather conditions in the first nine months of 2012 compared with 2011. Retail Sales includes the East Regulated Integrated Utilities, Ohio Power Company, West Regulated Integrated Utilities and Texas Wires.

Off-System Sales – Margins from Off-System Sales were lower in fourth-quarter 2012 and the year compared with the same periods in 2011 primarily because of lower power prices.

Transmission Revenue – 3rd Party– Transmission Revenue for fourth-quarter 2012 and the year was $27 million and $83 million higher, respectively, than the same periods in 2011, primarily as a result of increased revenues in ERCOT and PJM, including revenues associated with customer switching.

Other Operating Revenue – Other Operating Revenue for fourth-quarter 2012 and the year were comparable with the same periods last year.

SELECT OTHER OPERATING EXPENSES - UTILITY OPERATIONS

The following Utility Operations expense categories had significant fluctuations in 2012 compared with 2011 (dollars in millions):

	4Q 12	4Q 11	Variance	YTD 12	YTD 11	Variance
Operations and Maintenance Expense	938	980	(42)	3,311	3,544	(233)
Depreciation and Amortization	416	387	29	1,734	1,613	121
Other Income & Deductions	31	51	(20)	139	239	(100)

Operations and Maintenance expense in fourth-quarter 2012 and the year was $42 million and $233 million less, respectively, when compared with the same periods in 2011, primarily as a result of controlled spending measures, partially offset by higher storm restoration costs.

Depreciation and Amortization expense in fourth-quarter 2012 and the year increased $29 million and $121 million, respectively, when compared with the same periods in 2011, because of higher depreciation related to shortened plant lives for certain generating plants and higher amortization expense associated with regulatory assets.

Other Income & Deductions decreased in fourth-quarter 2012 and the year by $20 million and $100 million, respectively, when compared with the same periods in 2011, due to carrying cost income associated with the Texas capacity auction true-up that was recognized in July 2011 when the Supreme Court of Texas overturned a 2006 Texas commission order. The capacity auction true-up amount, including accrued interest, was securitized in first-quarter 2012.

WEBCAST

American Electric Power's company update and quarterly earnings meeting with financial analysts and investors will be broadcast live over the Internet at 8 a.m. EST today at http://www.aep.com/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/webcasts.

The call will be archived on http://www.aep.com/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.

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American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation's largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation's largest electricity transmission system, a nearly 39,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP's transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP's utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP's headquarters are in Columbus, Ohio.

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AEP's earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company's earnings as reported to the Securities and Exchange Commission. AEP's management believes that the company's operating earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company's performance. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses operating earnings data internally to measure performance against budget and to report to AEP's board of directors.

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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: the economic climate, growth or contraction within and changes in market demand and demographic patterns in AEP's service territory; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impairing AEP's ability to finance new capital projects and refinance existing debt at attractive rates; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; electric load, customer growth and the impact of retail competition, particularly in Ohio; weather conditions, including storms and drought conditions, and AEP's ability to recover significant storm restoration costs through applicable rate mechanisms; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of necessary generating capacity and the performance of AEP's generating plants; AEP's ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP's ability to build or acquire generating capacity and transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are cancelled) through applicable rate cases or competitive rates; new legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances, or additional regulation of fly ash and similar combustion products that could impact the continued operation and cost recovery of AEP's plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel; a reduction in the federal statutory tax rate that could result in an accelerated return of deferred federal income taxes to customers; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP's ability to constrain operation and maintenance costs; AEP's ability to develop and execute a strategy based on a view regarding prices of electricity, coal, natural gas and other energy-related commodities; prices and demand for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; AEP's ability to recover through rates or market prices any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for electricity, coal, natural gas and other energy-related commodities; changes in utility regulation, including the implementation of Electric Security Plans and the transition to market and expected legal separation for generation in Ohio and the allocation of costs within regional transmission organizations, including PJM and SPP; AEP's ability to successfully manage negotiations with stakeholders and obtain regulatory approval to terminate the Interconnection Agreement; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP's pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact on future funding requirements; accounting pronouncements periodically issued by accounting standard-setting bodies; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.

American Electric Power

Financial Results for the 4th Quarter 2012
Reconciliation of GAAP to Operating Earnings

			2012
			Utility	Transmission	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
			($ millions)

GAAP Earnings			79	12	4	3	(77)	21	$ 0.05

Special Items
	Restructuring Program	a	20	1	-	-	1	22	$ 0.04
	Ohio Plant Impairments	c	184	-	-	-	-	184	0.38
	UK Windfall Taxes	e	-	-	-	-	15	15	0.03

	Total Special Items		204	1	-	-	16	221	$ 0.45

	Operating Earnings		283	13	4	3	(61)	242	$ 0.50

Financial Results for the 4th Quarter 2011
Reconciliation of GAAP to Operating Earnings

			2011
			Utility	Transmission	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
			($ millions)

GAAP Earnings			289	11	22	(6)	(8)	308	$ 0.64

Special Items
	Texas Capacity Auction, Tax
	Normalization & Carrying Charges	d	(133)	-	-	-	-	(133)	$ (0.28)
	Carbon Capture & Storage	a	(18)	-	-	-	-	(18)	$ (0.04)
	Turk Impairment	c	32	-	-	-	-	32	$ 0.07
	Other	e	5	-	-	-	-	5	$ 0.01

	Total Special Items		(114)	-	-	-	-	(114)	$ (0.24)

	Operating Earnings		175	11	22	(6)	(8)	194	$ 0.40

a	Reflected in Maintenance and Other Operation, and Income Tax Expense
b	Reflected in Loss(Gain) of Sale of Property, and Income Tax Expense
c	Reflected in Asset Impairments and Other Related Charges and Income Tax Expense
d	Reflected in Interest Income, Extraordinary Item and Income Tax Expense
e	Reflected in Income Tax Expense

American Electric Power
Summary of Selected Sales Data

(Data based on preliminary, unaudited results)

	Three Months Ending December 31,
ENERGY & DELIVERY SUMMARY	2012	2011	Change

Retail Electric (in millions of kWh):
Residential	13,163	12,965	1.5%
Commercial	12,020	11,935	0.7%
Industrial	14,356	14,979	(4.2%)
Miscellaneous	748	745	0.4%
Total Retail (a)	40,287	40,624	(0.8%)

Wholesale Electric (in millions of kWh): (b)	11,483	7,987	43.8%

Total KWHs	51,770	48,611	6.5%

(a) Represents energy delivered to distribution customers

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and
Other Wholesale Customers.

American Electric Power

Financial Results for Year-to-Date 2012
Reconciliation of GAAP to Operating Earnings

			2012
			Utility	Transmission	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
			($ millions)

GAAP Earnings			1,296	43	15	7	(102)	1,259	$ 2.60

Special Items
	Restructuring Program	a	28	1	-	-	1	30	0.06
	Turk Plant Impairment	c	9	-	-	-	-	9	0.02
	Ohio Plant Impairments	c	184	-	-	-	-	184	0.38
	UK Windfall Taxes	e	-	-	-	-	15	15	0.03

	Total Special Items		221	1	-	-	16	238	$ 0.49

	Operating Earnings		1,517	44	15	7	(86)	1,497	$ 3.09

Financial Results for Year-to-Date 2011
Reconciliation of GAAP to Operating Earnings

			2011
			Utility	Transmission	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
			($ millions)

GAAP Earnings			1,914	30	45	14	(62)	1,941	$ 4.02

Special Items
	Texas Capacity Auction, Tax
	Normalization & Carrying Charges	d	(558)	-	-	-	-	(558)	(1.16)
	Sporn Unit 5 Retirement	c	31	-	-	-	-	31	0.06
	Muskingum River Unit 5 -
	Suspended Scrubber Project	c	27	-	-	-	-	27	0.06
	Turk Impairment	c	32	-	-	-	-	32	0.07
	Carbon Capture & Storage	a	13	-	-	-	-	13	0.03
	Litigation Settlement - Enron Bankruptcy	b	-	-	-	-	22	22	0.05
	Other	a	(4)	-	-	-	-	(4)	(0.01)

	Total Special Items		(459)	-	-	-	22	(437)	$ (0.90)

	Operating Earnings		1,455	30	45	14	(40)	1,504	$ 3.12

a	Reflected in Maintenance and Other Operation, and Income Tax Expense
b	Reflected in Loss(Gain) of Sale of Property, and Income Tax Expense
c	Reflected in Asset Impairments and Other Related Charges and Income Tax Expense
d	Reflected in Interest Income, Extraordinary Item and Income Tax Expense
e	Reflected in Income Tax Expense

American Electric Power
Summary of Selected Sales Data

(Data based on preliminary, unaudited results)

	Twelve Months Ending December 31,
ENERGY & DELIVERY SUMMARY	2012	2011	Change

Retail Electric (in millions of kWh):
Residential	58,780	61,655	(4.7%)
Commercial	50,464	50,767	(0.6%)
Industrial	59,154	59,667	(0.9%)
Miscellaneous	3,072	3,100	(0.9%)
Total Retail (a)	171,470	175,189	(2.1%)

Wholesale Electric (in millions of kWh): (b)	41,892	40,519	3.4%

Total KWHs	213,362	215,708	(1.1%)

(a) Represents energy delivered to distribution customers

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and
Other Wholesale Customers.

CONTACT: MEDIA CONTACT: Melissa McHenry, Director, External Communications, +1-614-716-1120; ANALYSTS CONTACT: Bette Jo Rozsa, Managing Director, Investor Relations, +1-614-716-2840